ASSIGNMENT AND ASSUMPTION AGREEMENT

(SUBCONTRACT FOR FUND ADMINISTRATIVE SERVICES)

This Assignment and Assumption Agreement is made as of January 1, 2026, by and among Franklin Advisers, Inc. (“FAV”), K2/D&S Management Co., L.L.C. (“K2 Advisors”) and Franklin Templeton Services, LLC (“FTS”), each a direct or indirect, wholly-owned subsidiary of Franklin Resources, Inc.

WHEREAS, each of FAV and K2 Advisors is registered as an investment adviser under the Investment Advisers Act of 1940, as amended, and is engaged in the business of rendering investment management and investment advisory services to investment companies and other investment advisory clients;

WHEREAS, pursuant to a Subcontract for Administrative Services, dated as of October 11, 2013, and as amended, between K2 Advisors and FTS (the “Administrative Services Subcontract Agreement”), K2 Advisors engaged FTS to assist K2 Advisors in fulfilling certain of K2 Advisors’ obligations under an Amended and Restated Investment Management Agreement (“Management Agreement”), dated as of October 1, 2017, as amended, between K2 Advisors and Franklin Alternative Strategies Funds (the “Trust”), on behalf of its series, K2 Alternative Strategies Fund (to be renamed the Franklin Alternative Strategies Fund effective January 30, 2026, and referred to herein as the “Fund”);

WHEREAS, K2 Advisors, effective January 1, 2026 (the “Effective Date”), has transferred to FAV all of its personnel (including portfolio managers, research analysts, and certain support staff members) (the “Transfer”), and, in conjunction with the Transfer, K2 Advisors desires to assign the Management Agreement to FAV pursuant to a separate Assignment and Assumption Agreement (“Management Agreement Assignment”) in a transaction that does not constitute an “assignment” of the Management Agreement under the Investment Company Act of 1940, as amended, or a material amendment of the Management Agreement;

WHEREAS, the Board of Trustees of the Trust, including a majority of the Trustees of the Trust present in person that are not interested persons of the Trust, K2 Advisors, or FTS, approved a form of Management Agreement Assignment at a meeting held on May 28, 2025; and

WHEREAS, in conjunction with the Transfer and the Management Agreement Assignment, K2 Advisors desires to assign the Administrative Services Subcontract Agreement to FAV pursuant to this Assignment and Assumption Agreement.

NOW, THEREFORE, the parties hereto agree as follows as of the Effective Date:

1. The Administrative Services Subcontract Agreement in effect between K2 Advisors and FTS is hereby assumed in its entirety by FAV, except that all references to K2 Advisors shall be replaced with references to FAV.

2. FAV agrees to perform and be bound by all of the terms of the Administrative Services Subcontract Agreement and the obligations and duties of K2 Advisors thereunder.

3. The Administrative Services Subcontract Agreement shall continue in full force and effect as set forth therein for the remainder of its term.

IN WITNESS WHEREOF, the undersigned have executed this Assignment and Assumption Agreement as of the date set forth above.

FRANKLIN ADVISERS, INC. By: /s/Ed McGraw Name: Ed McGraw Title: Vice President	K2/D&S MANAGEMENT CO., L.L.C. By: /s/Ed McGraw Name: Ed McGraw Title: Vice President
ACKNOWLEDGED: FRANKLIN TEMPLETON SERVICES, LLC By: /s/ Matthew T. Hinkle Name: Matthew T. Hinkle Title: President